FOR IMMEDIATE RELEASE                                             EXHIBIT 99.1

                                      Investor Contact:     Helen M. Wilson
                                                            (441) 299-9283
                                      Media Contact:        Wendy Davis Johnson

                                                            (441) 299-9347

   HAMILTON, Bermuda--(BUSINESS WIRE)--Jan. 8, 2002--ACE Limited (NYSE:ACE) today announced that its fourth quarter net operating income will fall below expectations due to an increase of approximately $80 million, after taxes, in property losses incurred in its European Commercial Property portfolio together with a $50 million charge taken to strengthen loss reserves principally in its International Casualty Operations.

   Mr. Brian Duperreault, Chairman and Chief Executive Officer, said: "We experienced a pattern of increased frequency and severity within our European Commercial Property portfolio. In response to these adverse results we have tightened underwriting controls and significantly increased prices. We believe the changes made will permit us to realize our financial objectives for this unit in 2002. We also carefully reviewed the development of our international casualty portfolio and determined an increase in reserves was warranted. The balance of our business segments have performed as expected and we do not expect the issues affecting the fourth quarter to carry forward into the new year."

   ACE Limited expects to report its quarterly earnings before the opening of business on Wednesday, February 13, 2002. ACE management will then provide its customary supplemental commentary in a conference call and webcast scheduled for 9:30 a.m. EST on the same date.

   The ACE Group of Companies provides insurance and reinsurance for a diverse group of clients. The ACE Group conducts its business on a global basis with operating subsidiaries in nearly 50 countries. Additional information can be found at: http://www.acelimited.com.

   Application of the Safe Harbor of the Private Securities
Litigation Reform Act of 1995:

   Any forward-looking statements made in this press release reflect the Company's current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company's ability to achieve its objectives may be affected by competition in the industry, levels of new and renewal business achieved, market acceptance, the frequency of unpredictable catastrophic events, actual loss experience, the amount and timing of reinsurance recoverables, and economic, market, legislative, regulatory, Lloyd's, insurance and reinsurance business conditions and other factors identified in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.